Exhibit 97.1

Miami International Holdings, Inc.
Clawback Policy
PCP.009

Effective Date: August 13, 2025

Purpose

Miami International Holdings, Inc. (the “Issuer”) believes that it is in the best interests of the Issuer and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Issuer’s pay-for-performance compensation philosophy. The Issuer’s Board of Directors (the “Board”) is establishing this policy to align the interests of executive officers of the Issuer with those of shareholders, to create and maintain a culture that emphasizes integrity and accountability and to enforce the Issuer’s pay-for-performance compensation philosophy. This policy provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and Section 303A.14 of the New York Stock Exchange Listed Issuer Manual (the “Listing Standards”).

Administration

This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations and rules as it deems to be necessary or advisable for its administration. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or the New York Stock Exchange (“NYSE”). Any determinations made by the Compensation Committee shall be final and binding on all affected individuals. The Compensation Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Issuer, as permitted under applicable law, including any Listing Standards.

Covered Executives

This Policy applies to the Issuer’s current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act, the definition of executive officer set forth in Rule 10D-1 and the Listing Standards and such other executive officer or employees who may from time to time be deemed subject to this Policy by the Compensation Committee (“Covered Executives”). For this purpose, an “executive officer” includes the Issuer’s president, principal financial officer, principal accounting officer (or controller), any vice president in charge of a principal business unit, division or function or any other officer or person who performs a
_____________________________________________________________________________________

                Miami International Holdings, Inc.
            Clawback Policy – PCP.009
_____________________________________________________________________________________

“policy-making” function for the Issuer. This Policy shall be binding and enforceable against all Covered Executives.

Recoupment; Accounting Restatement

In the event that the Issuer is required to prepare an Accounting Restatement, as defined herein, the Board will promptly require reimbursement or forfeiture of any Excess Incentive Compensation, as defined herein, received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Issuer is required to prepare an Accounting Restatement, and including any transition period (that results from a change in the Issuer’s fiscal year) within or immediately following those three completed fiscal years, except that a transition period comprising a period of at least nine months shall count as a full fiscal year. The Policy applies to all Incentive-Based Compensation, as defined herein, received by a Covered Executive (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for that Incentive-Based Compensation; and (iii) while the Issuer has a class of securities listed on any U.S. national securities exchange. Recovery of amounts under this Policy with respect to a Covered Executive shall not require the finding of any misconduct by such Covered Executive or that such Covered Executive caused or contributed to any error associated with an Accounting Restatement.

For purposes of this Policy, an “Accounting Restatement” means an accounting restatement of the Issuer’s financial statements due to the Issuer’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Also for purposes of this Policy, the date on which the Issuer is required to prepare an accounting restatement is the earlier of (i) the date the Board concludes, or reasonably should have concluded, that the Issuer is required to prepare an Accounting Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Issuer to prepare an Accounting Restatement, in each case regardless of whether or when the restated financial statements are filed.

Excess Incentive Compensation; Amount Subject to Recovery

The amount subject to recovery (the “Excess Incentive Compensation”) is the excess of the Incentive-Based Compensation paid to the Covered Executive based on the erroneous data over the Incentive-Based Compensation that would have been paid to the Covered Executive had it been based on the restated results. Incentive-Based Compensation is deemed “received” in the Issuer’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the vesting, payment or grant of the incentive-based compensation occurs after the end of that period. Excess Incentive Compensation shall be determined by the Board without regard to any taxes paid by the Covered Executive with respect to the Excess Incentive Compensation.

For Incentive-Based Compensation based on stock price or total shareholder return: (i) the Board shall determine the amount of the Excess Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Issuer shall maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.

_____________________________________________________________________________________

                Miami International Holdings, Inc.
            Clawback Policy – PCP.009
_____________________________________________________________________________________

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, as defined herein. Incentive-Based Compensation is received for purposes of this Policy in the Issuer’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Compensation that would not be considered Incentive-Based Compensation includes, but is not limited to: (i) salaries; (ii) bonuses paid solely based on satisfaction of subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (iii) non-equity incentive plan awards earned solely based on satisfaction of strategic or operational measures; (iv) wholly time-based equity awards; and (v) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal.

A “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Issuer’s financial statements, and any measure that is derived in whole or in part from such measure. For purposes of this Policy, Financial Reporting Measures include, but are not limited to, the following, and any measures derived from the following: revenues; earnings before interest, taxes, depreciation and amortization; net income; Issuer stock price; and total shareholder return. A Financial Reporting Measure need not be presented within the Issuer’s financial statements or included in a filing with the Securities and Exchange Commission.

Method of Recoupment

The Board shall determine, in its sole discretion, the timing and method for promptly recouping Excess Incentive Compensation, which may include without limitation:

(a)seeking reimbursement of all or part of any cash or equity Incentive-Based Compensation previously paid,
(b)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards granted as Incentive-Based Compensation,
(c)cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid,
(d)cancelling or offsetting against any planned future cash or equity-based awards,
(e)forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder, and
(f)any other method authorized by applicable law or contract, as determined by the Compensation Committee.

Subject to compliance with any applicable law, the Board may recover amounts under this Policy from any amount otherwise payable to the Covered Executive.

The Issuer is authorized and directed pursuant to this Policy to recoup Excess Incentive Compensation in compliance with this Policy unless the Compensation Committee of the Board has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

•The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; provided that prior to concluding that it would be impracticable to
_____________________________________________________________________________________

                Miami International Holdings, Inc.
            Clawback Policy – PCP.009
_____________________________________________________________________________________

recover any amount of Excess Incentive Compensation based on expense of enforcement, the Board must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to NYSE; or
•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Issuer, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

No Indemnification of Covered Executives; No Liability

The Issuer shall not indemnify any Covered Executives against the loss of any incorrectly awarded Excess Incentive Compensation. The Issuer is prohibited from paying or reimbursing a Covered Executive for purchasing insurance to cover any such loss. None of the Issuer, an affiliate of the Issuer or any member of the Board shall have any liability to any person as a result of actions taken under this Policy.

Board Indemnification

Any members of the Board or its delegates shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Issuer to the fullest extent under applicable law and Issuer organizational documents and policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board or its delegates under applicable law or Issuer organizational documents and policy.

Effective Date

This Policy shall be effective as of the effective date that the Issuer’s securities are listed on the NYSE (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to the Effective Date.

Amendment and Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act, to comply with any rules or standards adopted by NYSE, and to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Issuer pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Issuer.
_____________________________________________________________________________________

                Miami International Holdings, Inc.
            Clawback Policy – PCP.009
_____________________________________________________________________________________

Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

Governing Law

This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

_____________________________________________________________________________________
5